Exhibit 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-2 (No. 333-44789), the Registration Statement on Form S-2 (No. 333-68811) and the Registration Statements on Form S-8 which were previously filed by SGI International (the "Company") of our report on the consolidated financial statements of the Company and its subsidiaries, dated February 16, 1999, which report appears elsewhere in this Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1998.



/s/ J. H. COHN LLP

San Diego, California
March 16, 1999